                                                                   Exhibit 15.01

May 28, 2002

Premcor Inc.
8182 Maryland Ave.
Clayton, Missouri

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Premcor Inc. and subsidiaries for the three-month periods ended March 31, 2002 and 2001, as indicated in our report dated April 29, 2002 (May 17, 2002 as to Note 13), because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, is incorporated by reference into Registration Statement No. 333-87210 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,



DELOITTE & TOUCHE LLP